KRONOS WORLDWIDE REPORTS THIRD QUARTER RESULTS

DALLAS, TEXAS…November 3, 2008… Kronos Worldwide, Inc. (NYSE:KRO) today reported a net loss for the third quarter of 2008 of $3.6 million, or $.07 per diluted share, compared with a net loss of $81.2 million, or $1.66 per diluted share in the third quarter of 2007.  For the first nine months of 2008, Kronos reported net income of $1.8 million, or $.04 per diluted share, compared with a net loss of $68.3 million, or $1.40 per diluted share.  Comparability of the Company’s results was impacted by lower income from operations in 2008 resulting principally from lower sales volumes and higher raw material and energy costs, income tax charges we recognized in the first nine months of 2007 and an income tax benefit we recognized in the second quarter of 2008.

Net sales of $345.6 million in the third quarter of 2008 were $2.3 million, or 1%, higher than the third quarter of 2007.   Net sales of $1,070.0 million for the first nine months of 2008 were $70.1 million, or 7%, higher than the first nine months of 2007.  Net sales increased in 2008 as the favorable effect of fluctuations in foreign currency exchange rates, which increased sales by approximately $24 million for the quarter and $77 million in the year-to-date period, as well as higher average selling prices for the quarter, more than offset the effect of lower TiO2 sales volumes.  The Company’s average selling prices were 6% higher in the third quarter of 2008 as compared to the third quarter of 2007.  Average selling prices were comparable for the year-to-date period. The table at the end of this release shows how each of these items impacted the overall increase in sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) for the third quarter of 2008 was $9.4 million compared with $24.3 million in the third quarter of 2007, and was $32.6 million for the first nine months of 2008 compared with $80.9 million for the first nine months of 2007.  Segment profit decreased in the third quarter of 2008 compared to the third quarter 2007 due primarily to higher raw materials, energy and other manufacturing costs and lower TiO2 sales volumes, partially offset by higher average TiO2 selling prices and the positive effect of fluctuations in foreign currency exchange rates which increased segment profit by approximately $1 million.  Full year segment profit decreased due to higher raw materials, energy, and other manufacturing costs, lower TiO2 sales volumes, and the negative effects of fluctuations in foreign currency exchange rates, which decreased segment profit by approximately $14 million.

The Company’s third quarter 2008 TiO2 sales volumes decreased 12% from the third quarter of 2007, with lower volumes in all markets. Volumes were 3% lower in the year-to-date period, as higher volumes in export markets were more than offset by lower volumes in European and North America markets.  The Company’s TiO2 production volumes in the third quarter of 2008 were comparable to the third quarter of 2007.  Production volumes in the first nine months of 2008 were 1% higher as compared to the first nine months of 2007, with production volumes for the first nine months of 2008 setting a new record for Kronos.  The Company’s finished goods inventories at September 30, 2008, which represented approximately 2 months of average sales, were higher compared to June 30, 2008.

The Company’s effective income tax rate varies significantly from the U.S. statutory federal income tax rate in both periods of 2007 and 2008.  The Company’s income tax benefit in the first nine months of 2008 includes a $7.2 million ($.15 per diluted share) non-cash deferred income tax benefit in the second quarter related to a European Court ruling that resulted in the favorable resolution of certain income tax issues related to our German operations and an increase in the amount of our German corporate and trade tax net operating loss carryforwards.  The Company’s provision for income taxes in the third quarter of 2007 includes (i) a non-cash charge of $90.8 million ($1.85 per diluted share) primarily related to the reduction in the Company’s net deferred income tax asset in Germany resulting from the enactment of legislation reducing the income tax rates and (ii) a $1.1 million income tax benefit ($.02 per diluted share) due to a net decrease in the Company’s income tax contingency reserves. The Company’s provision for income taxes in 2007 also includes an $8.7 million ($.18 per diluted share) non-cash charge in the second quarter related to the adjustment of certain German income tax attributes.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for the Company’s products,
•	The extent of the dependence of certain of the Company’s businesses on certain market sectors,
•	The cyclicality of the Company's businesses,
•
Customer inventory levels (such as the extent to which the Company’s customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2 in advance of anticipated price decreases),

•	Changes in raw material and other operating costs (such as energy costs),
•	The possibility of labor disruptions,
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2),
•	Competitive products and substitute products,
•	Customer and competitor strategies,
•	Potential consolidation or solvency of our competitors,
•	The impact of pricing and production decisions,
•	Competitive technology positions,
•	The introduction of trade barriers,
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian kroner and the Canadian dollar),
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions),
•	The timing and amounts of insurance recoveries,
•	The ability of the Company to renew or refinance credit facilities,
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
•
The ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more-likely-than-not recognition criteria,

•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	Government laws and regulations and possible changes therein,
•	The ultimate resolution of pending litigation, and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2008	2007	2008

Net sales	$343.3	$345.6	$999.9	$1,070.0
Cost of sales	276.4	295.2	799.0	903.3

Gross margin	66.9	50.4	200.9	166.7

Selling, general and administrative expense	41.8	43.9	121.9	134.2
Other operating income (expense):
Currency transactions, net	(1.3)	2.6	.7	(.3)
Disposition of property and equipment	(.3)	(.1)	(.6)	(.6)
Other income, net	.1	.1	.4	.1
Corporate expense	(1.5)	(1.2)	(4.5)	(4.4)

Income from operations	22.1	7.9	75.0	27.3

Other income (expense):
Trade interest income	.7	.3	1.4	.9
Other interest income	-	-	.3	-
Interest expense	(10.0)	(11.3)	(29.3)	(33.0)

Income (loss) before income taxes	12.8	(3.1)	47.4	(4.8)

Provision for income taxes (benefit)	94.0	.5	115.7	(6.6)

Net income (loss)	$(81.2)	$(3.6)	$(68.3)	$1.8

Basic and diluted net income (loss) per share	$(1.66)	$(.07)	$(1.40)	$.04

Basic and diluted weighted-average shares used in the calculation of net income per share	49.0	49.0	49.0	49.0

TiO2 data – metric tons in thousands:
Sales volumes	138	121	400	389
Production volumes	126	126	386	390

KRONOS WORLDWIDE, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
 (In millions)
 (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2008	2007	2008

Segment profit	$24.3	$9.4	$80.9	$32.6
Adjustments:
Trade interest income	(.7)	(.3)	(1.4)	(.9)
Corporate expense	(1.5)	(1.2)	(4.5)	(4.4)

Income from operations	$22.1	$7.9	$75.0	$27.3

IMPACT OF PERCENTAGE CHANGE IN SALES
 (Unaudited)

	Three months ended September 30, 2008 vs. 2007	Nine months ended September 30, 2008 vs. 2007
Percent change in sales:
TiO2 product pricing	6%	-%
TiO2 sales volume	(12)%	(3)%
TiO2 product mix	-%	2%
Changes in foreign currency exchange rates	7%	8%

Total	1%	7%